Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicholas	Contact: Doug Marohn	NASDAQ: NICK
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	CEO Ph # (727)-726-0763	Web site: www.nicholasfinancial.com

Nicholas Financial’s Milwaukee Grand Opening.

January 25, 2021 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) – an industry leading branch-based subprime auto lender focused on servicing the needs of the local independent dealer – announced today a grand opening celebration for our latest expansion branch office in Milwaukee, Wisconsin at 800 West Layton Avenue, Unit D on January 26, 2021. The official ribbon cutting ceremony will commerce at 4:00 pm and the celebration will continue until 6:30 pm. Please contact the local office at 414-377-7199 for more information regarding the event.

“The opening of our Milwaukee, WI branch office marks our 3rd new expansion branch opening in as many months,” commented Doug Marohn, president and CEO of Nicholas Financial. “We remain committed to growing our company in 2021 and beyond through increased market share in our existing locations, adding to our product mix with our direct loan program and expanding our branch network through new market entries. We are excited to have this excellent Milwaukee team be a part of our continued success.”

In addition to the new Milwaukee, Wisconsin office, the Company has a new office build-out underway in Salt Lake City, Utah. The Company is also now licensed in Arizona, New Mexico and Texas and has recently initiated expansion efforts in each of those states. For more information on Nicholas, visit www.nicholasfinancial.com.

About Nicholas Financial

Nicholas Financial, Inc. (NASDAQ:NICK) is a specialized consumer finance company, operating branch locations in primarily Southeastern and Midwestern U.S. States. The Company engages primarily in acquiring and servicing automobile finance installment contracts (“Contracts”) for purchases of used and new automobiles and light trucks. Additionally, Nicholas Financial originates direct consumer loans (“Direct Loans”) and sells consumer-finance related products. For an index of Nicholas Financial, Inc’s new releases or to obtain a specific release, please visit our website at www.nicholasfinancial.com.

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